                                                                    EXHIBIT 10.5

                                [C2i LETTERHEAD]


August 4, 1997

Messrs. David Tendler and Hal H. Beretz
Tendler Beretz LLC
150 East 52nd Street
NY, NY 10022
FAX 212-867-3739

Dear Gentlemen,

We are pleased to offer you the position of Members of the Board of Directors of Challenge 2000 International LLC. Your membership is contingent upon


1. The company obtaining sufficient Directors' and Officers' insurance approved by you, which will be funded with the use of proceeds of our planned IPO.

2.   The completion of your due diligence.

3. A Board of Seven members including the Chairman/CEO, SVP Sales & Marketing, & SVP Operations-CTO; all other members will be outside directors.

This recommendation regarding the "inside members" of the Board is twofold:

1. It is commonplace to have the senior officers on California, high tech companies
2. It was part of the agreed upon responsibilities upon hiring.

We also offer you:

     1. An option to purchase one hundred seventy five thousand (175,000) shares of common stock for $2.50 per share vesting monthly in 1/48th monthly increments, over four years.

     2. A referral fee of four and a half percent (4.5%) for sales that are consummated without an "RFP" process

     3. A referral fee of two percent (2%) for all sales that are determined by an "RFP" process

Messrs. David Tendler and Hal H. Beretz
August 4, 1997
Page 2

     4. Reimbursement of air fare, lodging and meals for all Advisors' and Board of Directors' meetings

Initially, while acting as an Advisor to the company, you will perform Directors' functions including introductions, strategic planning, and consulting to management. We agree that you would be temporarily more effective as Advisor in introducing the company to prospects. Parenthetically, the unvested options would expire upon the earlier of ten (10) years from the date of grant, or sixty (60) days following the conclusion of your service as a director. The vested options may be exercised up to ten years from vesting.

As you are aware, we are in the concluding stages of negotiations with investment bankers. One of the negative aspects of the Meyerson offer was a reverse stock split of 2:3, which may be enforced if we do not receive another more suitable offer. In fairness to all, all shareholders and optionholders will adjust their shares proportionally.

If this offer is acceptable, please indicate your approval by signing below, and return this document by FAX to (619) 490-1563.

We look forward to a long and profitable relationship, and appreciate your willingness to join us.

Sincerely,

/s/ JOHN ANTHONY WHALEN, JR.
----------------------------
John Anthony Whalen, Jr.
President & CEO

Accepted and Approved:

/s/ DAVID TENDLER                       /s/ HAL H. BERETZ
------------------------------------    ----------------------------------------
David Tendler                            Hal H. Beretz

      8-7-97                                  8-7-97
------------------------------------    ----------------------------------------
Date:                                   Date: